Exhibit 1.02
For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com
FOR IMMEDIATE RELEASE
CDC Corporation to Hold Third Quarter 2009 Earnings Call on
November 23, 2009 at 9:00 AM EST
HONG KONG, ATLANTA, Nov. 18, 2009—CDC Corporation (NASDAQ: CHINA) will hold a conference call to discuss the company’s third quarter 2009 earnings and operating results on Monday, November 23, 2009, at 9:00 A.M. EST. An earnings release will precede the call, posting to the wires on Sunday, November 22, 2009.
•	To listen, call the access number a few minutes before the scheduled start time of the call.

•	Date: Monday, November 23, 2009

•	Time: 9:00 A.M. EST
USA and Canada Toll Free Number (888) 603-6873
Int’l/Local Dial-In #: (973) 582-2706
The conference ID number is # 35253031 and the call leader is Mr. Monish Bahl.
Webcast Link: Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the CDC Corporation website at www.cdccorporation.net. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes prior to the call and download any necessary audio software.
For those unable to call in, a digital instant replay will be available after the call until December 7, 2009. Conference ID: 35253031

Encore Dial In #:	(800) 642-1687

Encore Dial In #:	(706) 645-9291
About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.